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Management’s Assertion on Compliance with Applicable

Regulation AB Servicing Criteria

1.     BREF Partners Special Servicer, LLC (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended December 31, 2024 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report, which include commercial mortgage loan transactions, as listed on Exhibit A – BREF Partners Special Servicer Platform hereto, for which the Asserting Party served as the special servicer, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”);

2.     Except as set forth in paragraph 4 below, the Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

3.     The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Asserting Party based on the activities it performs, with respect to the Platform;

4.     The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2024 and for the Reporting Period with respect to the Platform taken as a whole;

5.     The Asserting Party has not identified and is not aware of any material instance of noncompliance with the applicable servicing criteria as of December 31, 2024 and for the Reporting Period with respect to the Platform taken as a whole;

6.     The Asserting Party has not identified any material deficiency in its policies and procedures to monitor compliance with the applicable servicing criteria as of December 31, 2024 and for the Reporting Period with respect to the Platform taken as a whole; and

7.     Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 17, 2025

Name: Justin Monge

Title: Managing Director

Signature: /s/ Justin Monge

Exhibit A – BREF Partners Special Servicer Platform

Pooling and Servicing Agreements	Reporting Period
5 Bryant Park 2018-5BP Mortgage Trust Commercial Mortgage Pass-Through Certificates	January 1, 2024 to December 31, 2024
Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018- B2	January 1, 2024 to December 31, 2024
Hilton Orlando Trust 2018-ORL, Commercial Mortgage Pass-Through Certificates, Series 2018- ORL	January 1, 2024 to May 9, 2024
Citigroup Commercial Mortgage Trust 2019-C7 Commercial Mortgage Pass-Through Certificates Series 2019-C7	January 1, 2024 to December 31, 2024
MTN Commercial Mortgage Trust 2022-LPFL Commercial Mortgage Pass-Through Certificates, Series 2022-LPFL	January 1, 2024 to December 31, 2024
GS Mortgage Securities Corporation Trust 2022- AGSS Commercial Mortgage Pass-Through Certificates, Series 2022-AGSS	January 1, 2024 to December 31, 2024
Potomac Tower Leased Fee Mortgage-Backed Notes, Series 2022-1	January 1, 2024 to August 9, 2024
J.P. Morgan Chase Commercial Mortgage Securities Trust 2022-CGSS, Commercial Mortgage Pass-Through Certificates, Series 2022- CGSS	January 1, 2024 to May 7, 2024
Duke Life Sciences Leased Fee Mortgage-Backed Notes, Series 2023-1	January 1, 2024 to December 31, 2024
KSL Commercial Mortgage Trust 2023-HT, Commercial Mortgage Pass-Through Certificates, Series 2023-HT	January 1, 2024 to December 15, 2024
HILT Commercial Mortgage Trust 2024-ORL, Commercial Mortgage Pass-Through Certificates, Series 2024-ORL	May 23, 2024 to December 31, 2024

Appendix A

SERVICING CRITERIA

Reference	Criteria	Performed by Servicer	Inapplicable Servicing Criteria
Servicing Criteria – General Servicing Considerations
1122 (d) (1) (i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122 (d) (1) (ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X1
1122 (d) (1) (iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	X
1122 (d) (1) (iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
1122 (d) (1) (v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X2
Cash Collection and Administration
1122 (d) (2) (i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X1
1122 (d) (2) (ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X1
1122 (d) (2) (iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X1
1122 (d) (2) (iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g. with respect to commingling of cash) as set forth in the transaction agreements.

X1
1122 (d) (2) (v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of the criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of §240.13k-1(b)(1) of this chapter.

X1
1122 (d) (2) (vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X1
1122 (d) (2) (vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. The reconciliations:	X1
1122 (d) (2) (vii.A)	The reconciliations are mathematically accurate.	X1
1122 (d) (2) (vii.B)	The reconciliations are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements.	X1
1122 (d) (2) (vii.C)	The reconciliations are reviewed and approved by someone other than the person who prepared the reconciliation.	X1
1122 (d) (2) (vii.D)

The reconciliations contain explanations for any reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X1
Investor Remittances and Reporting
1122 (d) (3) (i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:	X
1122 (d) (3) (i.A)	The reports are prepared in accordance with timeframes and other terms set forth in the transaction agreements.	X
1122 (d) (3) (i.B)	The reports provide information calculated in accordance with the terms specified in the transaction agreements.	X
1122 (d) (3) (i.C)	The reports are filed with the commission as required by its rules and regulations.	X
1122 (d) (3) (i.D)	The reports agree with investors or the trustee records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	X
1122 (d) (3) (ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122 (d) (3) (iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122 (d) (3) (iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statement.	X
Pool Asset Administration
1122 (d) (4) (i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X2
1122 (d) (4) (ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X
1122 (d) (4) (iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X1
1122 (d) (4) (iv)

Payments on pool assets, including payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g. escrow) in accordance with the related pool asset documents.

X
1122 (d) (4) (v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	X2
1122 (d) (4) (vi)

Changes with respect to the terms or status of an obligor’s pool asset (e.g. loan modifications or re- agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X2
1122 (d) (4) (vii)

Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosures and repossession, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X2
1122 (d) (4) (viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g. illness or unemployment).

X2
1122 (d) (4) (ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122 (d) (4) (x)	Regarding any funds held in trust for an obligor (such as escrow accounts):	X
1122 (d) (4) (x.A)	Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements.	X
1122 (d) (4) (x.B)	Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws.	X
1122 (d) (4) (x.C)	Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.	X
1122 (d) (4) (xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X
1122 (d) (4) (xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122 (d) (4) (xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122 (d) (4) (xiv)	Delinquencies, charge offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122 (d) (4) (xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements.	X

Footnotes:

X1 – BREF Partners Special Servicer, LLC performs the activities under this criteria, however, the related criteria are marked as inapplicable as there were no loans within the Platform that required special servicing for which actions with respect to this criteria were applicable as of and for the year ended December 31, 2024; therefore, no actions were performed with respect to the criteria and thus were deemed not applicable.

X2 - BREF Partners Special Servicer, LLC performs the activities under this criteria solely for the Citigroup Commercial Mortgage Trust 2019-C7 Commercial Mortgage Pass-Through Certificates Series 2019-C7, which is the only loan within the Platform that required special servicing for the year ended December 31, 2024.